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                                                                 EXHIBIT (99)(A)
              FIRST UNION CORPORATION OF VIRGINIA AND SUBSIDIARIES
                        SUMMARIZED FINANCIAL INFORMATION
     In connection with the merger of Dominion Bankshares Corporation into First
Union Corporation of Virginia ("FUNC-VA"), a wholly-owned subsidiary of First
Union Corporation (the "Corporation"), on March 1, 1993, FUNC-VA assumed, and subsequently the Corporation guaranteed, FUNC-VA's publicly held 9 5/8%
Subordinated Capital Notes Due 1999. Set forth below is summarized consolidated financial information for FUNC-VA and subsidiaries for the periods indicated.
CONSOLIDATED STATEMENTS OF INCOME DATA
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                                                                                THREE MONTHS ENDED     NINE MONTHS ENDED
                                                                                   SEPTEMBER 30,         SEPTEMBER 30,
(IN THOUSANDS)                                                                    1995       1994       1995       1994
Net interest income..........................................................   $263,234    128,041    396,355    371,961
Income before income taxes...................................................    146,452     68,232    211,272    145,623
Net income...................................................................   $ 95,112     43,737    136,049     94,504
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CONSOLIDATED BALANCE SHEET DATA
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
                                                                                                       SEPTEMBER 30,
(IN THOUSANDS)                                                                                      1995           1994
Assets........................................................................................   $14,096,685    12,528,908
Securities available for sale.................................................................     2,948,380     2,622,567
Investment securities.........................................................................       599,675       295,040
Loans, net of unearned income.................................................................     8,260,202     7,349,668
Stockholder's equity..........................................................................   $ 1,166,864     1,218,013
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